SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

______________________________________________________________________

Name:  RESOURCE REAL ESTATE DIVERSIFIED INCOME FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

450 Wireless Boulevard

Hauppauge, NY  11788

Telephone Number (including area code): (631) 470-2600

Name and address of agent for service of process:

Andrew Lubin

110 S. Poplar Street, Suite 101

Wilmington, Delaware 19801

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes [X]     No [  ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Philadelphia and State of Pennsylvania on the 14th day of September, 2012.

RESOURCE REAL ESTATE DIVERSIFIED INCOME FUND

By:

/s/ Jeffrey F. Brotman

Jeffrey F. Brotman

Sole Trustee

Attest:

/s/ Shelle Weisbaum

Name:

Shelle Weisbaum

Title:

Secretary

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